	Contact: Michele Sullivan
	The Boston Beer Company,
	(617) 368-5165

EXHIBIT 99

BOSTON BEER REPORTS THIRD QUARTER VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (11/3/04) -- The Boston Beer Company, Inc. (NYSE: SAM) today reports third quarter 2004 volume, revenue and earnings, as compared to the third quarter 2003.

3rd Quarter Results

For the 13-week period ended September 25, 2004, The Boston Beer Company recorded net revenue of $54.7 million, a 1.5% decrease from the third quarter 2003, which was primarily due to a 3.6% decline in shipment volume of the Company's core brands. Net revenue per barrel increased by 2.2% over the third quarter last year mainly due to price increases, as well as a shift in the package mix from kegs to bottles. As reflected on the following chart, reported sales volume for the period decreased to 320,615 barrels.

(in barrels)	Q3-2004	Q3-2003	%Chg

Total Boston Beer Brands	319,280	331,281	(3.6%)
3rd Party Contract Brewing	1,335	1,758	(24.1%)

Total Company	320,615	333,039	(3.7%)

The Company recorded net income of $3.0 million or $0.21 per diluted share for the quarter versus net income of $4.0 million and $0.28 per diluted share for the same period last year. Gross margin as a percentage of net sales was 58.5% as compared to 58.9% in the prior year third quarter. This decrease is due to an increase in packaging material and utility costs, partially offset by price increases. Advertising, promotional and selling expenses for the quarter were up 5.2% compared to the same period last year, driven primarily by higher media spending in the third quarter 2004. General and administrative expenses were down by 9.7% during the third quarter 2004 versus the prior year due to expenses incurred in 2003 in connection with the arbitration proceedings with Miller Brewing Company.

Based on the information available to the Company, distributor sales of Boston Beer brands to retail (depletions) during the third quarter 2004 totaled 326,000 barrels, less than a 1% decline from the same period in 2003.

Year to Date Results

For the 39-week period ended September 25, 2004, Boston Beer Company recorded net revenue of $161.4 million, a 2.7% increase from the same period in 2003. This increase was primarily due to a 1.2% higher shipment volume of the Company's core brands coupled with an increase in net revenue per barrel. Net revenue per barrel increased by 1.3% during the nine months 2004 as compared to 2003 due to an increase in pricing, partially offset by a package mix shift from bottles to kegs and an increase in 3rd party


contract brewing volume. As reflected on the following chart, reported sales volume for the period increased to 946,498 barrels.

(in barrels)	YTD-2004	YTD-2003	%Chg

Total Boston Beer Brands	938,927	927,731	1.2%
3rd Party Contract Brewing	7,571	5,581	35.7%

Total Company	946,498	933,312	1.4%

Based on information currently available to the Company, year to date distributor sales of Boston Beer brands to retail (depletions) exceeded shipments by approximately 32,000 barrels. Shipment volume was higher than depletion volume for the first nine months of 2004 primarily due to a normal distributor inventory build for the peak summer selling season, which began to unwind in the third quarter 2004. Distributor inventory levels as of September 25, 2004 appear reasonable and represent levels similar to those at the end of the same period last year.

The Company recorded $9.7 million in net income or $0.67 per diluted share for the nine months versus net income of $6.9 million and $0.46 per diluted share for the same period last year. Gross margin as a percent of net sales remained at 59.5% for the first nine months of 2004, the same as the first nine months of 2003. Advertising, promotional and selling expenditures decreased by $1.4 million to $70.1 million for the nine month period ended September 25, 2004 as compared to the same period last year. The decrease was primarily driven by more effective purchasing of television advertising in 2004 and lower point-of-sale expenditures in 2004 versus 2003.

Based on the information available to the Company, distributor sales of Boston Beer brands to retail (depletions) totaled 907,000 barrels, approximately a 1% increase over 2003. Shipments and orders in hand suggest that shipments of Boston Beer brands for October and November will be up approximately 5.8% as compared to the same period last year. Actual shipments for the current period may differ, however, and no inferences should be drawn with respect to shipments in future periods.

The Company's effective tax rate of 37.8% for the nine months ended September 25, 2004, remained unchanged from the same period 2003. The Company currently estimates that its effective tax rate for fiscal year 2004 will be approximately 37.8%.

Jim Koch, Chairman of the Company, said, "While shipments in the third quarter were down 3.6%, depletions of Boston Beer Brands declined by less than 1% as compared to the prior year quarter driven by continued tough comparison for Sam Adams Light, and a slight weakness in Samuel Adams Boston Lager trends. We are encouraged by the continued depletion strength of our Samuel Adams Seasonal beers and Brewmaster Collection, which we believe show some opportunities for us. It is unclear whether the small decline in Samuel Adams Boston Lager was a function of industry dynamics or represents brand strength. We hope to see more favorable depletion trends during the fourth quarter 2004 as the decline in Sam Adams Light volume has slowed considerably. Based on our current assessments, we expect total advertising, promotional and selling expenses for the full year 2004 to increase between approximately $1.5 million to $2.5 million as compared to 2003."


Martin Roper, Boston Beer President and CEO, reported on the Company's financial performance, "Our financial performance remained strong through the third quarter of 2004. Our margins remained stable as compared to the same period in 2003, but we experienced cost pressures related to packaging materials, utility costs and freight costs. We currently expect gross margins for the full year 2004 to be similar to 2003. Based on current information, we still expect earnings per share for the full 2004 fiscal year to be in the range of $0.82 to $0.90, a double-digit earnings growth over 2003."

Martin Roper also reported, "The Company is evaluating an expansion project for its Cincinnati Brewery which contemplates a capital investment of approximately $6.0 million for an additional 200,000 barrels of brewing capacity. A final decision on this project is expected during the fourth quarter."

The Boston Beer Company's balance sheet remains strong with $57.0 million in cash and short-term investments and no debt. The Company's cash flow also remains positive, delivering $15.1 million in operating cash flow during the first nine months of 2004. The Company continually evaluates opportunities for utilizing its cash to increase shareholder value for the long-term. The Company has $5.2 million remaining under the $80.0 million board authorized spending limit related to the Stock Repurchase Program. Through November 2, 2004 the Company has repurchased a total of 7.1 million shares of Class A Common Stock for an aggregate purchase price of $74.8 million.

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 650 international awards for its better-tasting beers. Samuel Adams Boston Lager® is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samueladams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 27, 2003 and for December 28, 2002. Copies of these documents may be obtained by visiting the Company's website at www.bostonbeer.com or contacting the Company or the SEC.

Wednesday, November 3, 2004


THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)		(unaudited)
	Quarter Ended		9 Months Ended

	Sept 25,	Sept 27,	Sept 25,	Sept 27,
	2004	2003	2004	2003

Barrels sold	321	333	947	933

Gross revenue	$60,477	$61,584	$178,303	$173,868
Less excise taxes	5,743	6,039	16,898	16,684

Net revenue	54,734	55,545	161,405	157,184
Cost of goods sold	22,738	22,853	65,315	63,590

Gross profit	31,996	32,692	96,090	93,594
Advertising, promotional and selling expenses	23,391	22,239	70,129	71,555
General and administrative expenses	3,926	4,348	10,765	11,820

Total operating expenses	27,317	26,587	80,894	83,375

Operating income	4,679	6,105	15,196	10,219
Interest income, net	183	287	570	941
Other (expense) income, net	1	3	(238)	(1)

Income before taxes	4,863	6,395	15,528	11,159
Provision for income taxes	1,838	2,407	5,870	4,218

Net income	$3,025	$3,988	$9,658	$6,941

Net income per share - basic	$0.21	$0.28	$0.68	$0.46

Net income per share - diluted	$0.21	$0.28	$0.67	$0.46

Weighted average number of common
shares - basic	14,162	14,183	14,103	15,001

Weighted average number of common
shares - diluted	14,595	14,465	14,479	15,254

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com


Consolidated Balance Sheets:

	(unaudited)
	Sept 25,	Dec 27,
	2004	2003

Assets
Current Assets:
Cash and cash equivalents	$37,013	$27,792
Short-term investments	20,000	15,098
Accounts receivable, net of allowance for doubtful
accounts of $515 as of September 25, 2004 and $450
as of December 27, 2003	12,335	10,432
Inventories	10,895	9,890
Prepaid expenses	1,009	1,126
Deferred income taxes	1,066	1,177
Other current assets	697	2,304

Total current assets	83,015	67,819

Property, plant and equipment, net	17,387	17,059
Other assets	1,111	1,099
Goodwill	1,377	1,377

Total assets	$102,890	$87,354

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$8,427	$6,395
Accrued expenses	16,545	15,504

Total current liabilities	24,972	21,899

Long-term deferred income taxes	2,176	2,191
Other long-term liabilities	692	740

Commitments and Contingencies

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 10,059,218 and
16,945,418 issued as of September 25, 2004 and
December 27, 2003, respectively	101	169
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued
and outstanding	41	41
Additional paid-in capital	65,672	62,517
Unearned compensation	(309)	(229)
Other comprehensive income	(165)	45
Retained earnings	9,710	74,758
Treasury stock, at cost;
7,102,467 shares as of December 27, 2003	-	(74,777)

Total stockholders' equity	75,050	62,524

Total liabilities and stockholders' equity	$102,890	$87,354


Consolidated Statements of Cash Flows:

	(unaudited)
	Nine Months Ended

	Sept 25,	Sept 27,
	2004	2003

Cash flows from operating activities:
Net income	$9,658	$6,941
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation and amortization	3,856	4,232
(Gain) Loss on disposal of fixed assets	(1)	30
Bad debt expense (recovery)	65	(39)
Realized loss (gain) on sale of short-term investments	229	(128)
Stock option compensation expense	91	65
Changes in assets and liabilities:
Accounts receivable	(1,968)	3,344
Inventories	(1,005)	(2,906)
Prepaid expenses	117	268
Other current assets	1,131	(704)
Deferred taxes	29	234
Other assets	(119)	(1,411)
Accounts payable	2,032	606
Accrued expenses	1,042	1,392
Other long-term liabilities	(47)	(29)

Net cash provided by operating activities	15,110	11,895

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,530)	(1,504)
Proceeds on disposal of fixed assets	1	32
Purchases of available-for-sale securities	(26,256)	(3,685)
Proceeds from the sale of available-for-sale securities	20,983	20,410

Net cash (used in) provided by investing activities	(8,802)	15,253

Cash flows from financing activities:
Purchase of treasury stock	-	(29,239)
Proceeds from exercise of stock options	2,724	943
Net proceeds from the sale of Investment Shares	189	166

Net cash provided by (used in) financing activities	2,913	(28,130)

Change in cash and cash equivalents	9,221	(982)

Cash and cash equivalents at beginning of period	27,792	20,608

Cash and cash equivalents at end of period	$37,013	$19,626

Supplemental disclosure of cash flow information:
Taxes paid	$4,100	$3,339
